UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.

                                SCHEDULE 13G


                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 1)*


                            HOMESTORE.COM, INC.
---------------------------------------------------------------------------
                              (Name of Issuer)

                  Common Stock, par value $0.001 per share
---------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 437852106
                  ----------------------------------------
                               (CUSIP Number)

                             DECEMBER 31, 2000
          -------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)
          [ ]  Rule 13d-1(c)
          [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                    *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 437852106             SCHEDULE 13G             Page 2 of 20 Pages


1   NAME OF REPORTING PERSON
    /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    GE CAPITAL EQUITY INVESTMENTS, INC.
    06-1268495

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [X]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    DELAWARE, U.S.A.

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH       280,300.  SEE 9 BELOW.

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         0

                 8  SHARED DISPOSITIVE POWER

                    280,300.  SEE 9 BELOW.

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    280,300.  BENEFICIAL OWNERSHIP OF ALL OTHER SHARES IS DISCLAIMED.

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [X]
    EXCLUDES CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.34%.  SEE 9 ABOVE.

12  TYPE OF REPORTING PERSON*

    CO

CUSIP No. 437852106                                      Page 3 of 20 Pages


1   NAME OF REPORTING PERSON
    /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    GENERAL ELECTRIC CAPITAL CORPORATION
    13-1500700

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [X]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    NEW YORK, U.S.A.

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH       280,300.  SEE 9 BELOW.

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         0

                 8  SHARED DISPOSITIVE POWER

                    280,300.  SEE 9 BELOW.

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    280,300.  BENEFICIAL OWNERSHIP OF ALL OTHER SHARES IS DISCLAIMED.

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [X]
    EXCLUDES CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.34%.  SEE 9 ABOVE.

12  TYPE OF REPORTING PERSON*

    CO

CUSIP No. 437852106                                      Page 4 of 20 Pages


1   NAME OF REPORTING PERSON
    /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    GENERAL ELECTRIC CAPITAL SERVICES, INC.
    06-1109503

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [X]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    DELAWARE, U.S.A.

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH       DISCLAIMED.  SEE 9 BELOW.

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         0

                 8  SHARED DISPOSITIVE POWER

                    DISCLAIMED.  SEE 9 BELOW.

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED.

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    DISCLAIMED.  SEE 9 ABOVE.

12  TYPE OF REPORTING PERSON*

    CO

CUSIP No. 437852106                                      Page 5 of 20 Pages


1   NAME OF REPORTING PERSON
    /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    GENERAL ELECTRIC COMPANY
    14-0689340

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [X]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    NEW YORK, U.S.A.

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH       DISCLAIMED.  SEE 9 BELOW.

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         0

                 8  SHARED DISPOSITIVE POWER

                    DISCLAIMED.  SEE 9 BELOW.

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED.

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    DISCLAIMED.  SEE 9 ABOVE.

12  TYPE OF REPORTING PERSON*

    CO

CUSIP No. 437852106                                      Page 6 of 20 Pages


1   NAME OF REPORTING PERSON
    /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    UNION FIDELITY LIFE INSURANCE COMPANY
    31-0252460

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [X]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    ILLINOIS, U.S.A.

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH       20,236.  SEE 9 BELOW.

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         0

                 8  SHARED DISPOSITIVE POWER

                    20,236.  SEE 9 BELOW.

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    20,236.  BENEFICIAL OWNERSHIP OF ALL OTHER SHARES IS DISCLAIMED.

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [X]
    EXCLUDES CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.02%.  SEE 9 ABOVE.

12  TYPE OF REPORTING PERSON*

    IC

CUSIP No. 437852106                                      Page 7 of 20 Pages


1   NAME OF REPORTING PERSON
    /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY
    91-6027719

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [X]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    DELAWARE, U.S.A.

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH       DISCLAIMED.  SEE 9 BELOW.

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         0

                 8  SHARED DISPOSITIVE POWER

                    DISCLAIMED.  SEE 9 BELOW.

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED.

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    DISCLAIMED.  SEE 9 ABOVE.

12  TYPE OF REPORTING PERSON*

    IC

CUSIP No. 437852106                                       Page 8 of 20 Pages


1   NAME OF REPORTING PERSON
    /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    GNA CORP.
    91-1277112

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [X]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    WASHINGTON, U.S.A.

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH       DISCLAIMED.  SEE 9 BELOW.

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         0

                 8  SHARED DISPOSITIVE POWER

                    DISCLAIMED.  SEE 9 BELOW.

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED.

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    DISCLAIMED.  SEE 9 ABOVE.

12  TYPE OF REPORTING PERSON*

    HC

CUSIP No. 437852106                                      Page 9 of 20 Pages


1   NAME OF REPORTING PERSON
    /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    GE FINANCIAL ASSURANCE HOLDINGS, INC.
    54-1829180

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [X]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    DELAWARE, U.S.A.

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH       DISCLAIMED.  SEE 9 BELOW.

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         0

                 8  SHARED DISPOSITIVE POWER

                    DISCLAIMED.  SEE 9 BELOW.

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED.

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    DISCLAIMED.  SEE 9 ABOVE.

12  TYPE OF REPORTING PERSON*

    HC

Item 1.

(a)  NAME OF ISSUER:  Homestore.com, Inc.

(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          225 West Hillcrest Drive, Suite 100
          Thousand Oaks, California 91360


Item 2.

1.(a)-(c) NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE; AND
          CITIZENSHIP:

          GE Capital Equity Investments, Inc.
          120 Long Ridge Road
          Stamford, Connecticut  06927

          Citizenship:  Delaware

(d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.001 per share

(e)       CUSIP NUMBER:  437852106


2.(a)-(c) NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE; AND
          CITIZENSHIP:

          General Electric Capital Corporation
          260 Long Ridge Road
          Stamford, Connecticut  06927

          Citizenship:  New York

(d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.001 per share

(e)       CUSIP NUMBER:  437852106


3.(a)-(c) NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE; AND
          CITIZENSHIP:

          General Electric Capital Services, Inc.
          260 Long Ridge Road
          Stamford, Connecticut  06927

          Citizenship:  Delaware

(d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.001 per share

(e)       CUSIP NUMBER:  437852106


4.(a)-(c) NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE; AND
          CITIZENSHIP:

          General Electric Company
          3135 Easton Turnpike
          Fairfield, Connecticut  06431

          Citizenship:  New York

(d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.001 per share

(e)       CUSIP NUMBER:  437852106


5.(a)-(c) NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE; AND
          CITIZENSHIP:

          Union Fidelity Life Insurance Company
          500 Virginia Drive
          Fort Washington, Pennsylvania  19034

          Citizenship:  Illinois

(d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.001 per share

(e)       CUSIP NUMBER:  437852106


6.(a)-(c) NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE; AND
          CITIZENSHIP:


          General Electric Capital Assurance Company
          6604 West Broad Street
          Richmond, Virginia  23230

          Citizenship:  Delaware

(d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.001 per share

(e)       CUSIP NUMBER:  437852106


7.(a)-(c) NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE; AND
          CITIZENSHIP:

          GNA Corp.
          6604 West Broad Street
          Richmond, Virginia  23230

          Citizenship:  Washington

(d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.001 per share

(e)       CUSIP NUMBER:  437852106


8.(a)-(c) NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE; AND
          CITIZENSHIP:

          GE Financial Assurance Holdings, Inc.
          6604 West Broad Street
          Richmond, Virginia  23230

          Citizenship:  Delaware

(d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.001 per share

(e)       CUSIP NUMBER:  437852106


Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

(a)[  ]   Broker or Dealer registered under Section 15 of the Act (15
          U.S.C. 78o);

(b)[  ]   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)[  ]   Insurance Company as defined in Section 3(a)(19) of the Act (15
          U.S.C. 78c);

(d)[  ]   Investment Company registered under Section 8 of the Investment
          Company Act (15 U.S.C. 80a-8);

(e)[  ]   An investment advisor in accordance with Section
          240.13d-1(b)(1)(ii)(E);

(f)[  ]   An employee benefit plan or endowment fund in accordance with
          Section 240.13d-1(b)(1)(ii)(F);

(g)[  ]   A parent holding company or control person, in accordance with
          Section 240.13d-1(b)(1)(ii)(G);

(h)[  ]   A savings association as defined in Section 3(b) of the Federal
          Deposit Insurance Act (12 U.S.C. 1813);

(i)[  ]   A church plan that is excluded from the definition of an
          investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)[  ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

If this statement is filed pursuant to ss. 240.13d-1(c), check this box. [ ]


Item 4.   OWNERSHIP:

1.        GE Capital Equity Investments, Inc.

(a) AMOUNT BENEFICIALLY OWNED: 280,300 shares of Common Stock. Beneficial ownership of all other shares is disclaimed.

(b)       PERCENT OF CLASS: 0.34%. See (a) above.

(c)       NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)  sole power to vote or to direct the vote:

               0

          (ii) shared power to vote or to direct the vote:

               280,300.  See (a) above.

          (iii)sole power to dispose or to direct the disposition of:

               0

          (iv) shared power to dispose or to direct the disposition of:

               280,300.  See (a) above.


2.        General Electric Capital Corporation

(a) AMOUNT BENEFICIALLY OWNED: 280,300 shares of Common Stock. Beneficial ownership of all other shares is disclaimed.

(b)       PERCENT OF CLASS: 0.34%. See (a) above.

(c)       NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)  sole power to vote or to direct the vote:

               0

          (ii) shared power to vote or to direct the vote:

               280,300.  See (a) above.

          (iii)sole power to dispose or to direct the disposition of:

               0

          (iv) shared power to dispose or to direct the disposition of:

               280,300.  See (a) above.


3.        General Electric Capital Services, Inc.

(a) AMOUNT BENEFICIALLY OWNED: Beneficial ownership of all shares is disclaimed.

(b)       PERCENT OF CLASS: Disclaimed. See (a) above.

(c)       NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)  sole power to vote or to direct the vote:

               0

          (ii) shared power to vote or to direct the vote:

               Disclaimed.  See (a) above.

          (iii)sole power to dispose or to direct the disposition of:

               0

          (iv) shared power to dispose or to direct the disposition of:

               Disclaimed.  See (a) above.


4.        General Electric Company

(a) AMOUNT BENEFICIALLY OWNED: Beneficial ownership of all shares is disclaimed.

(b)       PERCENT OF CLASS: Disclaimed. See (a) above.

(c)       NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)  sole power to vote or to direct the vote:

               0

          (ii) shared power to vote or to direct the vote:

               Disclaimed.  See (a) above.

          (iii)sole power to dispose or to direct the disposition of:

               0

          (iv) shared power to dispose or to direct the disposition of:

               Disclaimed.  See (a) above.


5.        Union Fidelity Life Insurance Company

(a) AMOUNT BENEFICIALLY OWNED: 20,236 shares of Common Stock. Beneficial ownership of all other shares is disclaimed.

(b)       PERCENT OF CLASS: 0.02%. See (a) above.

(c)       NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)  sole power to vote or to direct the vote:

               0

          (ii) shared power to vote or to direct the vote:

               20,236 shares of Common Stock.  See (a) above.

          (iii)sole power to dispose or to direct the disposition of:

               0

          (iv) shared power to dispose or to direct the disposition of:

               20,236 shares of Common Stock.  See (a) above.


6.        General Electric Capital Assurance Company


(a) AMOUNT BENEFICIALLY OWNED: Beneficial ownership of all shares is disclaimed.

(b)       PERCENT OF CLASS: Disclaimed. See (a) above.

(c)       NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)  sole power to vote or to direct the vote:

               0

          (ii) shared power to vote or to direct the vote:

               Disclaimed.  See (a) above.

          (iii)sole power to dispose or to direct the disposition of:

               0

          (iv) shared power to dispose or to direct the disposition of:

               Disclaimed.  See (a) above.


7.        GNA Corp.

(a) AMOUNT BENEFICIALLY OWNED: Beneficial ownership of all shares is disclaimed.

(b)       PERCENT OF CLASS: Disclaimed. See (a) above.

(c)       NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)  sole power to vote or to direct the vote:

               0

          (ii) shared power to vote or to direct the vote:

               Disclaimed.  See (a) above.

          (iii)sole power to dispose or to direct the disposition of:

               0

          (iv) shared power to dispose or to direct the disposition of:

               Disclaimed.  See (a) above.


8.        GE Financial Assurance Holdings, Inc.

(a) AMOUNT BENEFICIALLY OWNED: Beneficial ownership of all shares is disclaimed.

(b)       PERCENT OF CLASS: Disclaimed. See (a) above.

(c)       NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)  sole power to vote or to direct the vote:

               0

          (ii) shared power to vote or to direct the vote:

               Disclaimed.  See (a) above.

          (iii)sole power to dispose or to direct the disposition of:

               0

          (iv) shared power to dispose or to direct the disposition of:

               Disclaimed.  See (a) above.


Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].


Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not applicable.


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
          COMPANY:

          Not applicable.


Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          See Exhibit 1 for Joint Filing Agreement.


Item 9.   NOTICES OF DISSOLUTION OF GROUP:

          Not applicable.


Item 10.  CERTIFICATION:

          Not applicable.

                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 14, 2001

                              GE CAPITAL EQUITY INVESTMENTS, INC.

                              By: /s/ Barbara J. Gould
                                 ------------------------------------------
                                 Name:  Barbara J. Gould
                                 Title: Managing Director

                              GENERAL ELECTRIC CAPITAL CORPORATION

                              By: /s/ Barbara J. Gould
                                 ------------------------------------------
                                 Name:  Barbara J. Gould
                                 Title: Department Operations Manager

                              GENERAL ELECTRIC CAPITAL SERVICES, INC.

                              By: /s/ Barbara J. Gould
                                 ------------------------------------------
                                 Name:  Barbara J. Gould
                                 Title: Attorney-in-fact*

                              GENERAL ELECTRIC COMPANY

                              By: /s/ Barbara J. Gould
                                 ------------------------------------------
                                 Name:  Barbara J. Gould
                                 Title: Attorney-in-fact*

---------------
* Pursuant to a Power of Attorney attached as Exhibit 2 to this Amendment No. 1 to Schedule 13G.

                              UNION FIDELITY LIFE INSURANCE COMPANY

                              By: /s/ Richard G. Fucci
                                 ------------------------------------------
                                 Name:  Richard G. Fucci
                                 Title: Vice President

                              GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY

                              By: /s/ Leon E. Roday
                                 ------------------------------------------
                                 Name:  Leon E. Roday
                                 Title: Executive Vice President and
                                        General Counsel

                              GNA CORP.

                              By: /s/ Leon E. Roday
                                 ------------------------------------------
                                 Name:  Leon E. Roday
                                 Title: Senior Vice President, General
                                        Counsel and Secretary

                              GE FINANCIAL ASSURANCE HOLDINGS, INC.

                              By: /s/ Leon E. Roday
                                 ------------------------------------------
                                 Name:  Leon E. Roday
                                 Title: Senior Vice President, General
                                        Counsel and Secretary